As filed with the Securities and Exchange Commission on March 19, 2018

Registration No. 333- ________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

__________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

__________________

STR Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1023344
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

10 Water Street

Enfield, Connecticut 06082

(Address of Principal Executive Offices, Including Zip Code)

___________________

STR Holdings, Inc.

2009 Equity Incentive Plan

(Full Title of the Plan)

___________________

Robert S. Yorgensen

President and Chief Executive Officer

10 Water Street
Enfield, Connecticut 06082
(860) 272-4235

___________________

With a copy to:

Philip J. Flink, Esquire

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

____________________

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]	Accelerated filer[_]	Non-accelerated filer [_] (Do not check if a smaller reporting company)	Smaller reporting company [X]

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [_]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock $0.01 par value	966,667	$0.30	$290,000.10	$36.11

(1)	This Registration Statement covers, in addition to the number of shares of STR Holdings, Inc., a Delaware corporation (the ?Company? or the ?Registrant?), common stock, par value $0.01 per share (the ?Common Stock?), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the ?Securities Act?), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the STR Holdings, Inc. 2009 Equity Incentive Plan, as amended (the ?Plan?) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee computed pursuant to Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices for the Common Stock as quoted on the OTCQB Marketplace on March 14, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 966,667 shares (“New Shares”) of the Registrant’s Common Stock that may be issued pursuant to the Plan. Issuance of the additional shares was previously approved by the Registrant’s Board of Directors and by the Registrant’s stockholders. Pursuant to General Instruction E to Form S-8, the contents of the prior registration statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 6, 2009 (File No. 333-162939) (“Prior Registration Statement) is incorporated herein by reference. The Prior Registration Statement registered 4,750,000 shares, which has subsequently been adjusted for (i) an effective two-for one split of the Common Stock effective in December 2014 following the closing of that certain Stock Purchase Agreement, dated August 11, 2014, between the Registrant and Zhenfa U.S, and (ii) a one-for-three reverse split of the Common Stock (“Reverse Split”), rendering the total number of shares of Common Stock previously registered under the Prior Registration Statement, as adjusted, at 3,166,666 shares. With the filing of this Registration Statement, the total number of shares of Common Stock registered under the Plan, including the New Shares, is 4,133,333, which equals the total number of shares authorized for issuance under the Plan as of the date hereof.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant incorporates by reference the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 16, 2018 (file No. 001-34529)
(b)	The description of the Registrant’s Common Stock set forth in the Registration’s Statement on Form S-1 (Reg. No. 333-162376), which description is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on November 5, 2009, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective dates of filings of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees, but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person’s duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the proceedings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article SEVENTH of the Registrant’s Certificate of Incorporation, as amended, (the “Articles”) provides that the Registrant’s directors shall not be personally liable to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto; or
•	for any transaction from which the director shall have derived an improper personal benefit.

The Registrant’s bylaws (“Bylaws”) authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL. The Registrant has also entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted under the DGCL. The Registrant also maintains directors’ and officers’ liability insurance.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the Bylaws and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 8.	EXHIBITS

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

4.1	Certificate of Incorporation of STR Holdings, Inc. (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

4.2	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 30, 2015 (file no. 001-34529) and incorporated herein by reference).

4.3	Bylaws of the STR Holdings, Inc. (filed as Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

4.4	Form of Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on November 17, 2009 (file no. 001-34529) and incorporated herein by reference).

4.5	2009 Equity Incentive Plan (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on March 16, 2018 (file no. 001-34529) and incorporated herein by reference).

5.1	Opinion of Brown Rudnick LLP.*

23.1	Consent of UHY LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Brown Rudnick LLP (contained in Exhibit 5.1 to this Registration Statement).*

24.1	Power of Attorney (included on signature page to this Registration Statement). *

* filed herewith

ITEM 9.	UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to if the Registration Statement on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Enfield, State of Connecticut, on this 19th day of March, 2018.

STR HOLDINGS, INC.

By:	/s/ Robert S. Yorgensen
Name: Robert S. Yorgensen
Title: Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert S. Yorgensen and Thomas Vitro, each or any of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ ROBERT S. YORGENSEN	Chairman, President and Chief Executive	March 19, 2018
Robert S. Yorgensen	Officer (Principal Executive Officer)

/s/ THOMAS D. VITRO	Vice President, Chief Financial Officer and	March 19, 2018
Thomas D. Vitro	Chief Accounting Officer (Principal Financial
Officer and Principal Accounting Officer)

/s/ JOHN A. JANITZ	Director	March 19, 2018
John A. Janitz

/s/ HUIYING JU	Director	March 19, 2018
HuiYing Ju

/s/ ANDREW M. LEITCH	Director	March 19, 2018
Andrew M. Leitch

/s/ XIN LIN	Director	March 19, 2018
Xin Lin

/s/ PING (DANIEL) YU	Director	March 19, 2018
Ping (Daniel) Yu

/s/ LENIAN (CHARLES) ZHA	Director	March 19, 2018
Lenian (Charles) Zha